Exhibit 10.2

1221 Avenue of the Americas 35th Floor New York, NY 1020 tel 212 584 5100 fax 212 584 5200 www.siriusxm.com

September 14, 2020

Ms. Jennifer C. Witz

Sirius XM Radio Inc.

1221 Avenue of the Americas

35th Floor

New York, New York 10020

Use of Private Aircraft

Dear Jennifer:

This letter (this “Agreement”) sets forth our agreement with respect to your use of a private aircraft (the “Aircraft”) arranged by Sirius XM Radio Inc. (“Sirius XM”).

1.         Use of the Aircraft. During the Term (as defined below), you may use up to 30 hours per year worth of flight time (the “Annual Allotment”) on the Aircraft for personal use, which shall include travel to and from your homes (“Personal Flight Time”). The Annual Allotment for any partial year during the Term shall be reduced on a pro rata basis. Sirius XM will not have any obligation to pay you for any unused Annual Allotment and any unused Annual Allotment with respect to any year may not be carried over to any subsequent year.

2.         IRS Reporting. The fair market value of Personal Flight Time will be reflected as income on your W-2 in accordance with applicable IRS regulations based on the Standard Industry Fare Level formula (SIFL) pursuant to 26 C.F.R. §1.61-21(g) or a comparable successor provision.

3.         Term. The term of this Agreement (the “Term”) will commence on January 1, 2021 and will expire on the earliest of (i) the date that you cease to be employed as a full-time employee of Sirius XM under the terms of the Employment Agreement, dated September 14, 2020, between you and Sirius XM and (ii) December 31, 2023.

4.         Governing Law. This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of New York.

Jennifer C. Witz	2	September 14, 2020

5.         Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

Sirius XM Radio Inc.

By:	/s/ Patrick Donnelly
Patrick Donnelly
Executive Vice President, General Counsel and Secretary

Agreed:

/s/ Jennifer C. Witz
Jennifer C. Witz